                              CONSULTING AGREEMENT
                                     BETWEEN
                       I-STAT CORPORATION (THE "COMPANY")
                                       AND
                            IMANTS R. LAUKS ("LAUKS")
                             DATED SEPTEMBER 1, 1999




1.  POSITION:              Senior Consultant.

2.  CONSULTING
SERVICES:                  Lauks shall render exclusive consulting services to
                           the Company in connection with the manufacture and marketing of medical diagnostic products, and in connection with the completion of development of coagulation products currently under development and the redesign of the Company's existing products for point-of-care blood analysis based on the Company's core technology. The Consulting Agreement does not extend to work on new products, whether or not based on the Company's core technology and whether or not for point-of-care blood analysis applications. It is the expectation that Lauks shall make himself available to the Company for consulting services for up to 80 full working days during the first 12 months of the Term (as defined below) and up to 44 full working days during the last 6 months of the Term.
                           While the operating assumption will be that Lauks will perform the consulting services on the basis of two days per week, the parties acknowledge the need for mutual flexibility in the work schedule.
                           Accordingly, the parties will cooperate in designing a work schedule that gives due weight to the need for reliability, dependability and continuity in the performance of services as well as the need to respond to operational emergencies, while at the same time recognizing Lauks' desire to pursue other, non-conflicting interests. Notwithstanding anything contained in the Consulting Agreement to the contrary, the Company shall be entitled to request that no services be provided at any given time, without affecting any of the Company's obligations to Lauks.

3.  RESIGNATION:           Lauks hereby resigns from all of his positions at the
                           Company and i- STAT Canada, Ltd., including his positions as Executive Vice President and Chief
                           Technology Officer of the Company, and as Vice
                           President of Research and Development of i-STAT
                           Canada, Ltd.

4.  TERM:                  Eighteen (18) months.

5.  COMPENSATION:          $412,500 payable over the term of the Consulting
                           Agreement in accordance with the Company's customary payroll practices for its senior management personnel.

6.  EXPENSES:              During the term of the Consulting Agreement, the
                           Company shall reimburse Lauks for his reasonable out-of-pocket expenses incurred in the performance of his duties under the Consulting Agreement, upon receipt by the Company of reasonably satisfactory documentation of such expenses.

7.  BENEFITS:              The Company shall continue to provide Lauks with
                           medical and dental benefits in accordance with existing policy so long as Lauks is providing consulting services to the Company in accordance with the terms of the Consulting Agreement.

8.  STATUS OF CURRENT
STOCK OPTIONS:             Upon execution of the Consulting Agreement, of the
                           non-statutory options held by Lauks to purchase up to 306,440 shares of Common Stock, (i) options to purchase up to 58,234 shares will be canceled; (ii) options to purchase up to 25,400 shares (the
                           "Remaining Unvested Options") will continue to vest and remain exercisable in accordance with the terms of their respective agreements (except that vesting and exercisability will be tied to Lauks' continued service as a consultant rather than as an employee);
                           and (iii) options to purchase up to 222,806 shares
                           (which currently are fully vested) will remain exercisable in accordance with the terms of their respective agreements (except that exercisability will be tied to Lauks' continued service as a consultant rather than an employee). In accordance with the terms of the Company's 1985 Stock Option
                           Plan, Lauks' outstanding incentive stock options to purchase up to 30,705 shares of Common Stock shall terminate three months after termination of Lauks' employment with the Company. Lauks shall no longer be required to comply with the reporting, limited
                           "window" sales periods and other obligations applicable to the Company's executive officers and directors under the Company's "Policy Regarding
                           Confidential Information and Insider Trading".
                           However, Lauks will acknowledge that in the performance of his consulting services he may become privy to information which may render him an "insider" for purposes of both such Policy and the trading proscriptions applicable under U.S.
                           securities laws.

9.  TAX EQUALIZATION
BENEFITS:                  So long as Lauks continues to provide consulting
                           services under the Consulting Agreement, and Lauks resides in Canada, the Company shall reimburse Lauks for any income taxes paid in Canada by Lauks in respect of (i) any compensation paid to Lauks under the Consulting Agreement, (ii) the exercise of stock options during the term of the Consulting Agreement and (iii) the sale of the shares of Common

                          Stock issued upon such exercise during the term of the Consulting Agreement, but only (A) to the extent such taxes exceed the taxes payable by Lauks under the highest combined United States Federal marginal income tax rate applicable to Lauks were Lauks a United States and Pennsylvania resident during the period in question; and (B) to the extent of $300,000 in the aggregate over the term of the Consulting Agreement. The parties hereby agree that Lauks owes the Company $59,822.62 in respect of past tax equalization advance payments made by the Company on behalf of Lauks through December 31, 1998. Such amount shall be paid upon execution of the Consulting Agreement. In addition, Lauks shall execute the promissory note attached as Exhibit A (the "Promissory Note") in the principal amount of $82,660.25, as such amount may be adjusted pursuant to the terms of the Promissory Note, in respect of tax equalization advance payments made by the Company on behalf of Lauks for calendar year 1999.

10.  TERMINATION
OF CONSULTING
AGREEMENT AND
PAYMENTS UPON
TERMINATION:              Either the Company or Lauks may terminate the
                          Consulting Agreement, as provided below upon thirty
                          (30) days written notice to the other, subject to the continuing obligations set forth elsewhere in the Consulting Agreement.

                          1.     Termination By Lauks

                          a. No Reason
                                 Payments:   None.

                          b. Breach by Company of its material obligations under
                             the Consulting Agreement, provided that the Company shall be entitled to a reasonable opportunity to cure (the term "reasonable" to be judged in relation to the circumstances applicable at the time, but in no event to exceed 10 days)

                                 Payments: Payments equal to the amount required to be paid over the balance of the Term, payable at Lauks' option in a lump sum or in accordance with the Company's customary payroll practices for its senior management personnel. The Company also shall be obligated to make tax equalization payments as described above as if the Consulting Agreement had not been terminated.

                                 Remaining Unvested Options Acceleration: All
                                 Remaining Unvested Options then held by Lauks shall become fully exercisable.

                                 In the event of a breach by the Company, in addition to and without prejudice to Lauks' right to terminate this Consulting Agreement, Lauks shall have the right to demand the payments referred to in 1(b) above without terminating the Consulting Agreement, and in such event Lauks' stock options shall continue to vest and remain exercisable for the remainder of the term of the Consulting Agreement.

                      2.  Termination By Company

                          a. For Cause, as defined as: (i) any felony conviction
                             or admission of felonious guilt, (ii) any breach or nonobservance by Lauks of any material covenant in the Consulting Agreement (including the Existing Confidentiality Agreement, defined below), or (iii) any willful or deliberate conduct by Lauks which is materially injurious to the Company. In the case of
                             (ii), Lauks shall be entitled to a reasonable opportunity to cure (the term "reasonable" to be judged in relation to the circumstances applicable at the time, but in no event to exceed 10 days).

                                 Payments: Accrued payments to that date. No further compensation payable.

                                 Stock Options: Lauks shall have no right to exercise any stock options to purchase Common Stock if he breaches any non-competition covenant contained in the Existing Confidentiality Agreement.

11.  CONTINUATION OF
EMPLOYEE
CONFIDENTIALITY,
NON-SOLICITATION AND
NON-COMPETITION
COVENANTS:            The existing agreement between Lauks and the Company
                      regarding confidentiality, non-solicitation and non-competition (the "Existing Confidentiality Agreement") shall remain in place as if Lauks remained employed by the Company, except that the covenants regarding non-competition shall run for 18 months after the execution of the Consulting Agreement.

12. RELEASE:          Lauks shall release the Company and each of its officers,
                      directors, shareholders, employees and representatives from and against any and all known and unknown claims
                      Lauks may have against the Company or any such officer, director, shareholder, employee or representative.
                      Accordingly, as a term and condition of this Consulting
                      Agreement, Lauks shall execute and not revoke the release attached as Exhibit B hereto. Excluded from this release is any claim that may arise under the Consulting Agreement, the Promissory Note or the Director Indemnification Agreement between the Company and Lauks. The Company hereby represents that it has no present knowledge of any claims it may have against Lauks.

13.  APPLICABLE LAW/
ARBITRATION OF
DISPUTES:                  The Consulting Agreement shall be governed by the
                           laws of the State of New Jersey. All controversies and claims arising under the Consulting Agreement that cannot be settled by the parties shall be settled by arbitration in Toronto, Ontario or Princeton, New Jersey (at the option of Lauks) in accordance with the rules of the American Arbitration
                           Association and there shall be no action taken in any other court or in any other jurisdiction. This arbitration provision shall not affect the Company's rights under the Existing Confidentiality Agreement to seek specific enforcement of the provisions thereof as provided therein.

14.  RENEWAL
OF TERM: The Term of the Consulting Agreement may be extended upon the written agreement of each of Lauks and the Company.

15.  LEGAL FEES:           The Company shall reimburse Lauks for up to U.S.
                           $10,000 for legal fees incurred in connection with the preparation of the Consulting Agreement.

16.  ASSIGNABILITY:        Lauks acknowledges that the services to be rendered
                           to the Company are unique and personal. Accordingly, Lauks may not assign his rights or delegate his duties or obligations under the Consulting Agreement.
                           The Company's rights and obligations under the Consulting Agreement shall inure to the benefit of the Company's successors and assigns.

17.  AMENDMENT AND
WAIVER: No provision in the Consulting Agreement may be amended unless such amendment is agreed to in writing and signed by the party against whom enforcement is sought . The waiver of any breach of any duty, term or condition of the Consulting Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of the Consulting Agreement.

18.  SEVERABILITY:         If any provision of the Consulting Agreement shall be
                           determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the provision shall be enforceable to the fullest extent permitted by law in such jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in the Consulting Agreement shall not be affected.

19.  WITHHOLDING:     All amounts required to be paid by the Company herein
                      shall be subject to reduction in order to comply with applicable U.S. Federal, state and local tax withholding requirements.


                                       i-STAT CORPORATION


                                       By:  /s/ William P. Moffitt
                                            ----------------------
                                               Name: William P. Moffitt
                                               Title: President and CEO



                                       /s/ Imants R. Lauks
                                       -------------------
                                       Imants R. Lauks